                                                                   EXHIBIT 2.6

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            RALCORP HOLDINGS, INC.,
                              GENERAL MILLS, INC.
                                      AND
                          GENERAL MILLS MISSOURI, INC.

                                AUGUST 13, 1996

                               TABLE OF CONTENTS

ARTICLE I -- THE MERGER..............................................................    A-2
  SECTION 1.1    THE MERGER..........................................................    A-2
  SECTION 1.2    CLOSING.............................................................    A-2
  SECTION 1.3    EFFECTIVE TIME......................................................    A-2
  SECTION 1.4    EFFECTS OF THE MERGER...............................................    A-2
  SECTION 1.5    CERTIFICATE OF INCORPORATION AND BY-LAWS............................    A-2
  SECTION 1.6    DIRECTORS...........................................................    A-2
  SECTION 1.7    OFFICERS............................................................    A-2
ARTICLE II -- EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
              CORPORATIONS; EXCHANGE OF CERTIFICATES.................................    A-3
  SECTION 2.1    EFFECT ON CAPITAL STOCK.............................................    A-3
            (a)  Cancellation of Treasury Stock and Acquiror-Owned Stock.............    A-3
            (b)  Conversion of Company Common Stock..................................    A-3
            (c)  Shares of Dissenting Stockholders...................................    A-4
  SECTION 2.2    EXCHANGE OF CERTIFICATES............................................    A-4
            (a)  Exchange Agent......................................................    A-4
            (b)  Exchange Procedures.................................................    A-4
            (c)  Distributions with Respect to Unexchanged Shares....................    A-4
            (d)  No Further Ownership Rights in Company Common Stock.................    A-5
            (e)  No Fractional Shares................................................    A-5
            (f)  Termination of Exchange Fund........................................    A-5
            (g)  No Liability........................................................    A-5
  SECTION 2.3    NET ASSETS ADJUSTMENT...............................................    A-5
ARTICLE III -- REPRESENTATIONS AND WARRANTIES........................................    A-6
  SECTION 3.1    CERTAIN DEFINITIONS.................................................    A-6
  SECTION 3.2    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................    A-6
            (a)  Organization, Standing, Corporate Power and Subsidiaries............    A-6
            (b)  Capital Structure...................................................    A-6
            (c)  Authority; Noncontravention.........................................    A-7
            (d)  SEC Documents; Undisclosed Liabilities; Press Releases..............    A-8
            (e)  Information in Disclosure Documents and Registration Statements.....    A-8
            (f)  Absence of Certain Changes or Events................................    A-9
            (g)  Litigation..........................................................    A-9
            (h)  Compliance with Applicable Laws.....................................    A-9
            (i)  Brokers or Finders..................................................    A-9
            (j)  The Branded Business................................................   A-10
            (k)  Material Contracts..................................................   A-10
            (l)  Absence of Changes in Benefit Plans.................................   A-10
            (m)  Benefit Plans, Employment and Labor Relations.......................   A-11
            (n)  Rights Agreement; Antitakeover Statutes.............................   A-12
            (o)  Intellectual Property...............................................   A-12
            (p)  Taxes...............................................................   A-13
            (q)  Branded Financial Statements........................................   A-13
            (r)  Properties..........................................................   A-13
            (s)  Capacity of Branded Plant...........................................   A-13
            (t)  Actions Affecting 1994 Spinoff......................................   A-13
            (u)  Real Property.......................................................   A-13
            (v)  Environmental Matters...............................................   A-14
            (w)  Actions Affecting Internal Spin-off or Distribution.................   A-14

  SECTION 3.3    REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB...........   A-14
            (a)  Organization, Standing and Corporate Power..........................   A-14
            (b)  Capital Structure...................................................   A-14
            (c)  Authority; Noncontravention.........................................   A-15
            (d)  SEC Documents; Undisclosed Liabilities..............................   A-16
            (e)  Information in Disclosure Documents and Registration Statements.....   A-16
            (f)  Absence of Certain Changes or Events................................   A-16
            (g)  Litigation..........................................................   A-17
            (h)  Compliance with Applicable Laws.....................................   A-17
            (i)  Consummation of Transactions........................................   A-17
            (j)  Voting Requirements.................................................   A-17
            (k)  Brokers.............................................................   A-17
ARTICLE IV -- COVENANTS..............................................................   A-17
  SECTION 4.1    COVENANTS OF THE COMPANY............................................   A-17
            (a)  Ordinary Course.....................................................   A-17
            (b)  Changes in Stock....................................................   A-18
            (c)  Issuance of Securities..............................................   A-18
            (d)  Governing Documents.................................................   A-19
            (e)  No Acquisitions.....................................................   A-19
            (f)  No Dispositions.....................................................   A-19
            (g)  Indebtedness........................................................   A-19
            (h)  Benefit Plans; Collective Bargaining Agreement......................   A-19
            (i)  Filings.............................................................   A-19
            (j)  Accounting Policies and Procedures..................................   A-19
            (k)  Liens...............................................................   A-20
            (l)  Actions Affecting Merger, Internal Spin-off or Distribution.........   A-20
            (m)  Delivery of Certain Information.....................................   A-20
            (n)  Exclusivity.........................................................   A-20
            (o)  New Contracts.......................................................   A-21
            (p)  Confidentiality and Standstill Agreements...........................   A-21
            (q)  Broker Transition...................................................   A-21
            (r)  Pending Actions.....................................................   A-21
            (s)  No Agreement to Prohibited Actions..................................   A-21
  SECTION 4.2    COVENANTS OF ACQUIROR...............................................   A-21
            (a)  Actions Affecting Merger............................................   A-21
            (b)  Filings.............................................................   A-21
            (c)  Acquiror Common Stock...............................................   A-22
            (d)  Tax Free Status of Merger and Spin-Offs.............................   A-22
  SECTION 4.3    MUTUAL COVENANTS....................................................   A-22
ARTICLE V -- ADDITIONAL AGREEMENTS...................................................   A-23
  SECTION 5.1    PREPARATION OF FORM S-4, FORM S-1, FORM 10 AND THE PROXY STATEMENT;
                 STOCKHOLDERS MEETING................................................   A-23
  SECTION 5.2    ACCESS TO INFORMATION; CONFIDENTIALITY..............................   A-23
  SECTION 5.3    LEGAL CONDITIONS TO DISTRIBUTION AND MERGER; LEGAL COMPLIANCE.......   A-24
  SECTION 5.4    RIGHTS AGREEMENT....................................................   A-24
  SECTION 5.5    EMPLOYMENT MATTERS..................................................   A-24
            (a)  Employment with Branded Business....................................   A-24
            (b)  Severance and Other Benefits on Termination.........................   A-24
            (c)  Data to be Furnished................................................   A-25
            (d)  Cooperation.........................................................   A-25

  SECTION 5.6    FEES AND EXPENSES...................................................   A-25
  SECTION 5.7    DISTRIBUTION........................................................   A-25
  SECTION 5.8    PUBLIC ANNOUNCEMENTS................................................   A-25
  SECTION 5.9    PRIVATE LETTER RULING AND TAX OPINIONS..............................   A-25
  SECTION 5.10   AFFILIATES..........................................................   A-25
  SECTION 5.11   STOCK EXCHANGE LISTING..............................................   A-25
  SECTION 5.12   TITLE INSURANCE.....................................................   A-25
ARTICLE VI -- CONDITIONS PRECEDENT...................................................   A-26
  SECTION 6.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER..........   A-26
            (a)  Stockholder Approval................................................   A-26
            (b)  Stock Exchange Listing..............................................   A-26
            (c)  Regulatory Approvals................................................   A-26
            (d)  Private Letter Ruling...............................................   A-26
            (e)  Joint Tax Opinion or Tax Opinions...................................   A-26
            (f)  No Injunctions or Restraints........................................   A-26
            (g)  Form S-4............................................................   A-27
            (h)  Consummation of the Distribution....................................   A-27
            (i)  Tax Legislation.....................................................   A-27
  SECTION 6.2    CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB................   A-27
            (a)  Representations and Warranties......................................   A-27
            (b)  Performance of Obligations of the Company...........................   A-27
            (c)  Opinion of the Company's Counsel....................................   A-27
            (d)  No Material Adverse Change..........................................   A-28
            (e)  Ancillary Agreements................................................   A-28
            (f)  Amendments to SEC Documents.........................................   A-28
            (g)  Rule 145 Letters....................................................   A-28
            (h)  Scheduled Agreements................................................   A-28
            (i)  Certificate of Trustee..............................................   A-28
            (j)  Dissenters..........................................................   A-29
  SECTION 6.3    CONDITIONS TO OBLIGATION OF THE COMPANY.............................   A-29
            (a)  Representations and Warranties......................................   A-29
            (b)  Performance of Obligations of Acquiror..............................   A-29
            (c)  Opinion of Acquiror's Counsel.......................................   A-29
            (d)  Amendments to SEC Documents.........................................   A-30
            (e)  Ancillary Agreements................................................   A-30
            (f)  Dissenters..........................................................   A-30
ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER.....................................   A-30
  SECTION 7.1    TERMINATION.........................................................   A-30
  SECTION 7.2    EFFECT OF TERMINATION...............................................   A-31
  SECTION 7.3    AMENDMENT...........................................................   A-31
  SECTION 7.4    EXTENSION; WAIVER...................................................   A-31
  SECTION 7.5    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER...........   A-31
ARTICLE VIII -- GENERAL PROVISIONS...................................................   A-32
  SECTION 8.1    NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................   A-32
  SECTION 8.2    NOTICES.............................................................   A-32
  SECTION 8.3    CERTAIN DEFINITIONS.................................................   A-32
  SECTION 8.4    INTERPRETATION......................................................   A-33
  SECTION 8.5    COUNTERPARTS........................................................   A-33
  SECTION 8.6    ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES......................   A-33

  SECTION 8.7    GOVERNING LAW.......................................................   A-33
  SECTION 8.8    ASSIGNMENT..........................................................   A-33
  SECTION 8.9    ENFORCEMENT.........................................................   A-33

                          AGREEMENT AND PLAN OF MERGER
                      BY AND AMONG RALCORP HOLDINGS, INC.,
              GENERAL MILLS, INC. AND GENERAL MILLS MISSOURI, INC.

     This Agreement and Plan of Merger is dated as of August 13, 1996 (as amended, supplemented or otherwise modified from time to time, this "AGREEMENT"), by and among Ralcorp Holdings, Inc., a Missouri corporation (the "COMPANY"), General Mills, Inc., a Delaware corporation (the "ACQUIROR"), and General Mills Missouri, Inc., a Missouri corporation and a wholly owned subsidiary of Acquiror ("MERGER SUB").

     WHEREAS, the Board of Directors of the Company has approved a plan of distribution and reorganization as described in the Reorganization Agreement attached hereto as Exhibit A (the "REORGANIZATION AGREEMENT"), which will be entered into prior to the Effective Time (as defined in Section 1.3), subject to the issuance of a private letter ruling from the Internal Revenue Service (the "SERVICE") as described in Section 6.1(d) hereof in response to a ruling request to be made by the Company (the "RULING REQUEST") or, alternatively, the issuance of an opinion or opinions of counsel as described in Section 6.1(e) hereof, pursuant to which (a) certain of the assets and liabilities of the branded cereals and branded snacks business (the "BRANDED BUSINESS") currently operated by the Company's wholly-owned subsidiary, Ralston Foods, Inc. ("FOODS"), will be contributed by Foods to a newly-formed subsidiary (the "BRANDED SUBSIDIARY") as provided in the Reorganization Agreement, (b) all the stock of the Branded Subsidiary will be distributed by Foods to the Company pursuant to the Reorganization Agreement (the "INTERNAL SPINOFF"), and (c) all of the shares of capital stock of a Missouri corporation to be formed as a wholly-owned subsidiary of the Company and the parent of Foods ("NEW HOLDINGS") will be distributed on a pro rata basis to the Company's stockholders as provided in the Reorganization Agreement (the "DISTRIBUTION");

     WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company have determined that, following the Distribution, the merger of Merger Sub with and into the Company (the "MERGER") with the Company as the surviving corporation (the "SURVIVING CORPORATION") would be advantageous and beneficial to their respective corporations and stockholders; and

     WHEREAS, for Federal income tax purposes, it is intended that (a) the Distribution and the Internal Spinoff shall each qualify as tax-free distributions within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE"), and (b) the Merger shall qualify as a reorganization under Section 368(a)(1)(B) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General and Business Corporation Law of Missouri (the "GBCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the GBCL.

     SECTION 1.2 CLOSING. Subject to the next sentence, the closing of the Merger (the "CLOSING") will take place as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI (other than, but subject to, those conditions to be performed at the Closing), at the offices of Bryan Cave LLP, 211 No. Broadway, Suite 3600, St. Louis, Missouri, or on such other date or at such other place is agreed to in writing by the parties hereto. The parties agree to use reasonable efforts to cause the Closing to occur at the end of a month. The date of the Closing is referred to herein as the "CLOSING DATE."

     SECTION 1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the GBCL, and shall make all other filings or recordings required under the GBCL. The Merger shall become effective immediately following the Distribution upon the filing of the Certificate of Merger with the Missouri Secretary of State or at such other time as the Company and Acquiror shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

     SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 351.450 of the GBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5 CERTIFICATE OF INCORPORATION AND BY-LAWS.

     (a) The certificate of incorporation of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6 DIRECTORS. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7 OFFICERS. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK"):

     (a) Cancellation of Treasury Stock and Acquiror-Owned Stock. Each share of Company Common Stock that is owned by the Company or by any wholly owned subsidiary of the Company (but not any Benefit Plan (as defined in Section 3.2(m)) of the Company or any of its subsidiaries) and each share of Company Common Stock that is owned by Acquiror, Merger Sub or any other wholly owned subsidiary of Acquiror, excluding, in each case, any such share held by the Company, Acquiror or any of their wholly owned subsidiaries in a fiduciary, custodial or similar capacity, shall automatically be canceled and retired and shall cease to exist, and no common stock, par value $.10 per share, of Acquiror ("ACQUIROR COMMON STOCK") or other consideration shall be delivered in exchange therefor.

     (b) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock, other than (i) shares to be canceled in accordance with Section 2.1(a) and (ii) as set forth in paragraph
(c) below, shares that have not been voted in favor of the approval of this Agreement and with respect to which dissenters' rights shall have been perfected in accordance with Section 351.455 of the GBCL ("DISSENTERS' SHARES"), shall be converted into the right to receive a fraction of a fully paid and nonassessable share of Acquiror Common Stock equal to the Conversion Number (the "MERGER CONSIDERATION"). The term "CONVERSION NUMBER" shall mean a number, expressed to three decimal places, equal to the fraction of (i) $570,000,000 less (A) the amount of any Funded Debt of the Company and the Branded Subsidiary as of the Effective Time and (B) the amount required to be paid by the Company to the holders of the Rights to redeem the Rights, to the extent such amount remains unpaid at the Effective Time (the "RIGHTS PAYMENT"), divided by (ii) the product of (A) the Average Value of Acquiror Common Stock multiplied by (B) the number of shares of Company Common Stock outstanding immediately before the Effective Time. The term "FUNDED DEBT OF THE COMPANY" shall mean, without duplication, (i) the Company's 8 3/4% Notes due September 15, 2004 (the "NOTES") (which shall be valued at their face value, plus any accrued and unpaid interest thereon as of the Closing Date), (ii) any amounts outstanding under any bank credit facility of the Company or the Branded Subsidiary, (iii) all other indebtedness of the Company or the Branded Subsidiary for borrowed money, and (iv) any other indebtedness of the Company or the Branded Subsidiary that is evidenced by a note, bond or similar security. The amount of any Funded Debt of the Company referred to in the foregoing clauses (ii), (iii) and (iv) shall be the face value thereof, plus any accrued and unpaid interest thereon as of the Closing Date, plus an amount, if any, on an after-tax basis, equal to (i) the face value thereof, multiplied by (ii)(A) the number of days, if any, following the Effective Time during which such Funded Debt of the Company is not payable or prepayable without premium or penalty divided by (B) 365, multiplied by (iii)(A) the applicable annual interest rate of such Funded Debt minus (B) the annual interest rate applicable to debt of Acquiror having a maturity equal to the number of days referred to in clause (ii)(A) of this sentence (such rate to be reasonably agreed upon by Lehman Brothers Inc. and Dillon Read & Co., Inc.). The term "AVERAGE VALUE OF ACQUIROR COMMON STOCK" shall mean the volume-weighted average of the prices per share of Acquiror Common Stock for all trades reported on the New York Stock Exchange Inc. ("NYSE") during the 10 trading days immediately preceding the last business day before the date of the Effective Time; provided, however, that if, on any such day, there has been any suspension of trading, the imposition of any NYSE market circuit breakers or any delay in the opening of trading, in any such case affecting the trading of the Acquiror Common Stock on the NYSE, such day shall be excluded and the measurement period for the determination of the Average Value of Acquiror Common Stock shall be the 10 trading days immediately preceding the last business day before the date of the Effective Time on which no such event shall have occurred. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest thereon.

     (c) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, no Dissenters' Shares shall be converted as described in Section 2.1(b) but shall become the right to receive such consideration from the Surviving Corporation as may be determined to be due in respect of such Dissenters' Shares pursuant to the laws of the State of Missouri; provided, however, that any Dissenters' Shares outstanding immediately prior to the Effective Time and held by a stockholder who shall, after the Effective Time, lose or withdraw his or her dissenter's rights pursuant to the GBCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration.

     SECTION 2.2 EXCHANGE OF CERTIFICATES.

     (a) Exchange Agent. As of the Effective Time, Acquiror shall deposit with Norwest Bank Minnesota, N.A. (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock, for exchange through the Exchange Agent in accordance with this Article II, certificates representing the shares of Acquiror Common Stock (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 2.1 in exchange for certificates formerly representing outstanding shares of Company Common Stock. Acquiror shall or shall cause the Surviving Corporation to provide to the Exchange Agent, on a timely basis, funds necessary to pay any cash payable in lieu of fractional shares of Acquiror Common Stock in accordance with Section 2.2(e).

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock and cash in lieu of any fractional share. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquiror Common Stock, and cash in lieu of any fractional share, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Acquiror Common Stock and cash in lieu of any fractional share may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance and payment shall pay any transfer or other taxes required by reason of the issuance of shares of Acquiror Common Stock and payment of cash in lieu of any fractional share to a person other than the registered holder of such Certificate or establish to the satisfaction of Acquiror that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Acquiror Common Stock and cash in lieu of any fractional shares of Acquiror Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any shares of Acquiror Common Stock or cash payable in lieu of any fractional shares of Acquiror Common Stock.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Acquiror Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to
Section 2.2(c) or 2.2(e) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights as a stockholder of Acquiror.

          (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates registered to such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the Average Value of Acquiror Common Stock.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation or Acquiror for payment of their claim for Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions with respect to Acquiror Common Stock.

     (g) No Liability. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.3 NET ASSETS ADJUSTMENT.

     (a) If the value of the combined total assets minus the total liabilities of the Company and the Branded Subsidiary on the Closing Date, as calculated in the manner set forth on Schedule 2.3 ("CLOSING DATE NET ASSET VALUE"), is less than $41,900,000, then Foods shall pay to the Surviving Corporation an amount equal to such shortfall in the manner as provided on Schedule 2.3.

     (b) If the Closing Date Net Asset Value is more than $41,900,000, then the Surviving Corporation shall pay to Foods an amount equal to such excess in the manner as provided on Schedule 2.3.

     (c) Schedule 2.3 sets forth (i) the manner in which the Closing Date Net Asset Value shall be calculated and (ii) the manner in which any payment required by Sections 2.3(a) or 2.3(b) shall be made. The payments made under this Section 2.3 shall not be deemed to be an adjustment of the consideration paid for the Company Common Stock.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 CERTAIN DEFINITIONS. As used in Section 3.2, unless specifically provided otherwise, any reference to the Company shall be a reference to the Company and the Branded Subsidiary, assuming that the contribution of the Branded Business to the Branded Subsidiary, the Internal Spinoff and the Distribution had occurred immediately prior to the date hereof on the terms and conditions set forth in the Reorganization Agreement. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is reasonably expected to be materially adverse to the business, properties, assets, results of operations or consolidated financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole) or on the ability of such entity or group of entities to consummate the transactions contemplated hereby, including the Distribution and the Merger. As used in this Agreement, any reference to the knowledge of the Company or the best knowledge of the Company means the actual knowledge after reasonable inquiry of the relevant facts and circumstances of the individuals listed on Schedule 3.1, and not any other person or entity.

     SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Acquiror and Merger Sub as follows:

     (a) Organization, Standing, Corporate Power and Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the Company. True, accurate and complete copies of the Articles of Incorporation and Bylaws of the Company, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Acquiror. The Company has made available to legal counsel for Acquiror true, accurate and complete copies of the minute books of the Company as maintained by the Company, and such minute books contain minutes of all meetings of the boards of directors and stockholders of the Company. At the Effective Time, except for the Branded Subsidiary, the Company will not, directly or indirectly, own or have the right to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture or other entity. At the Effective Time, the Company will own all right, title and interest in and to all capital stock and all rights with respect to all capital stock of the Branded Subsidiary. The capitalization and the state, country or other jurisdiction of incorporation of the Branded Subsidiary is accurately described and identified on Schedule 3.2(a).

     (b) Capital Structure. The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"). At the close of business on July 31, 1996, (i) 32,924,347 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,000,501 shares of Company Common Stock were held by the Company in its treasury, (iii) 2,610,086 shares of Company Common Stock were reserved for issuance pursuant to the Benefit Plans and (iv) 35,534,433 shares of Company Common Stock were reserved for issuance in connection with the rights (the "RIGHTS") issued pursuant to the Rights Agreement dated as of March 24, 1994 (as amended from time to time, the "RIGHTS AGREEMENT"), between the Company and Boatmen's Trust Company, as Rights Agent. Except as set forth above, at the close of business on July 31, 1996, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Benefit Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are not, and immediately prior to the Effective Time there will not be, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of the Branded Subsidiary or obligating the Company or the Branded Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. The Company has delivered to Acquiror a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

     (c) Authority; Noncontravention. The Company has, and, in the case of any Ancillary Agreements (as defined in the Reorganization Agreement) executed at a later time, the Company will have, the requisite corporate power and authority (subject to the approvals described in the next sentence) to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of Company Common Stock representing two-thirds of the shares entitled to vote (such holders of two-thirds of such shares, the "REQUISITE STOCKHOLDERS"), and formal declaration of the Distribution by the Company's Board of Directors (which will occur prior to the Closing Date). This Agreement has been duly executed and delivered by the Company (excluding the Branded Subsidiary) and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, constitutes a valid and binding obligation of the Company (excluding the Branded Subsidiary), enforceable against the Company (excluding the Branded Subsidiary) in accordance with its terms. Each of the Ancillary Agreements has been, or prior to the Merger and the other transactions contemplated thereby will be, duly executed and delivered by each of the Company and the Branded Subsidiary, as the case may be, and constitutes, or upon such execution and delivery will constitute, a valid and binding obligation of each of the Company and the Branded Subsidiary, enforceable against it in accordance with its terms. Except as set forth on Schedule 3.2(c), none of the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and compliance with the provisions of this Agreement and the Ancillary Agreements will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any adverse claim, restriction on voting or transfer, pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "LIENS") upon any of the properties or assets of the Company (i) under its Articles of Incorporation or Bylaws, (ii) under any Contract (as defined in the Reorganization Agreement) to which the Company is a party or by which the Company or any of its assets are bound, or (iii) subject to the governmental filings and other matters referred to in the following sentence, under any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (A) have a material adverse effect on the Company, (B) materially impair the ability of the Company to perform its obligations under this Agreement or any of the Ancillary Agreements to which the Company is a party or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, or self-regulatory organization, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any of the Ancillary Agreements to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) the filing with the Securities and Exchange Commission ("SEC") of (x) a proxy statement relating to the approval by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT"),
(y) potentially, a registration statement on Form S-1 relating to the Distribution and (z) a registration statement on Form 10 (the "FORM 10") under, and such reports under Section 13(a) of, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) the filing of the Certificate of Merger with the Missouri Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or the Branded Subsidiary is qualified to do business, (iii) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on
Schedule 3.2(c) and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the absence of which could not reasonably be expected to have a material adverse effect on the Company.

     (d) SEC Documents; Undisclosed Liabilities; Press Releases.

          (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since March 31, 1994 (the "COMPANY SEC DOCUMENTS"). As of their respective dates (as amended), the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except as permitted by Form 10-Q of the SEC in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (ii) None of the press releases issued by the Company since March 31, 1994 contained at the time of issuance any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (e) Information in Disclosure Documents and Registration Statements. None of the information supplied or to be supplied in writing by the Company or its representatives for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Acquiror in connection with the issuance of shares of Acquiror Common Stock in the Merger (the "FORM S-4") or in a registration statement (if any) on Form S-1 or any other applicable form to be filed with the SEC by New Holdings in connection with the distribution of shares of Common Stock, par value $0.01 per share, of New Holdings ("NEW HOLDINGS COMMON STOCK") in the Distribution (the "FORM S-1") will, at the time such Registration Statements become effective under the Securities Act and at the Effective Time, in the case of the Form S-4, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger and the Distribution and at the time of the Distribution, in the case of the Form S-1, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Form S-1 will comply as to form in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Acquiror or its representatives for inclusion in the Proxy Statement or the Form S-1, respectively, or with respect to information concerning Acquiror or any of its subsidiaries incorporated by reference in the Proxy Statement.

     (f) Absence of Certain Changes or Events. On the date of this Agreement, except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "FILED COMPANY SEC DOCUMENTS") or as set forth in Schedule 3.2(f), and at the Closing Date, except as disclosed in the Company SEC Documents filed and publicly available before the Closing Date or in Schedule 3.2(f) or in the Company Bring Down Certificate (as defined in Section 6.2(a)), since September 30, 1995, the Company has conducted its business only in the ordinary course, consistent with past practice, and there has not been (i) any material adverse change in the Company or any event that could reasonably be expected to have a material adverse effect on the Company,
(ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a material adverse effect on the Company and the Branded Subsidiary taken as a whole, (iv) any change in accounting methods, principles or practices by the Company, or any of its subsidiaries, except insofar as may have been required (in the opinion of the Company's independent accountants) by a change in generally accepted accounting principles (which change is set forth in Schedule 3.2(f) or will be set forth in the Company Bring Down Certificate), (v) any acquisition or any sale or disposition of any material assets or properties by the Company, except in the ordinary course of business, consistent with past practice, or (vi) any entry into any agreement, arrangement or commitment to take any of the actions set forth in this Section.

     (g) Litigation. Except as set forth in Schedule 3.2(g) or as disclosed in the Filed Company SEC Documents or, with respect to claims, investigations, suits, actions or proceedings arising, or to the knowledge of the Company first expressly threatened, between the date hereof and the Closing Date, as disclosed in the Company Bring Down Certificate, there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of the Company, expressly threatened, against the Company before or by any Governmental Entity or arbitrator that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on the Company and the Branded Subsidiary taken as a whole, (ii) materially impair the ability of the Company or Foods to perform any obligation under this Agreement or any of the Ancillary Agreements or (iii) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby or thereby. There are no unpaid judgments, injunctions, orders, arbitration decisions or awards, or, except as set forth in
Schedule 3.2(g), other judicial or administrative mandates outstanding against the Company.

     (h) Compliance with Applicable Laws. Except as set forth in Schedule 3.2(h), the Company holds all permits, licenses, variances, exemptions, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities which individually or in the aggregate are material to the operation of the business of the Company and the Branded Subsidiary taken as a whole (the "COMPANY PERMITS"). All Company Permits are in full force and effect in all material respects. The Company is in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company and the Branded Subsidiary taken as a whole. Except as disclosed in the Filed Company SEC Documents, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations, if any, that individually or in the aggregate do not, and could not reasonably be expected to, have a material adverse effect on the Company and the Branded Subsidiary taken as a whole.

     (i) Brokers or Finders. No broker, investment banker, financial advisor or other person, other than Lehman Brothers, Inc., the fees and expenses of which will be paid by Foods, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Company.

     (j) The Branded Business.

          (i) At the Effective Time, except as contemplated by the Technology Agreement, the Trademark Agreement and the Supply Agreement and except as set forth on Schedule 3.2(j), neither New Holdings, Foods nor any of their respective subsidiaries will use in the conduct of its business or own or have rights to use any material assets or property, whether tangible, intangible or mixed, which have also been heretofore used in the conduct of the business of the Branded Business. At the Effective Time, neither Foods nor any of its subsidiaries will be a party to any contract, agreement, arrangement or understanding with the Company (other than the Ancillary Agreements and the agreements specifically contemplated thereby) relating to the business or operations of the Company or pursuant to which the Company may have any obligation or liability. After the Effective Time, the Company, the Surviving Corporation, the Branded Subsidiary and Acquiror and its other subsidiaries will not have any liability whatsoever, direct or indirect, contingent or otherwise, in any way relating to the business, operations, indebtedness, assets or liabilities of New Holdings, Foods or any of their respective subsidiaries, except as contemplated by the Reorganization Agreement or any of the other Ancillary Agreements.

          (ii) Except as set forth on Schedule 3.2(j), the Branded Assets (as defined in the Reorganization Agreement) and the rights under the Technology Agreement, the Trademark Agreement and the Supply Agreement are sufficient to permit Acquiror and the Surviving Corporation to operate the Branded Business from and after the Effective Time in substantially the same manner as currently conducted.

     (k) Material Contracts. On the date of this Agreement, except as set forth in Schedule 3.2(k) and, at the Closing Date, except as set forth in Schedule 3.2(k) or as disclosed in the Company Bring Down Certificate, (i) all Material Contracts (as defined below), together with all modifications and amendments thereto, are valid and binding obligations of the parties thereto and in full force and effect, and (ii) the Company is not in breach or default under any Material Contract, except for such breaches or defaults in the ordinary course of business that do not, and will not with the passage of time or the giving of notice, or both, individually or in the aggregate, have a material adverse effect on the Company and the Branded Subsidiary taken as a whole and, to the knowledge of the Company, no other party is in material default thereunder. Except as set forth on Schedule 3.2(k), the Company is not a party to any Material Contracts. True and complete copies of each Material Contract to which the Company is a party have been made available to the Acquiror. As used herein, the term "MATERIAL CONTRACT," shall mean any contract, agreement, arrangement or understanding to which the Company is a party or by which the Company or any of its assets is bound, that is or contains any of the following: (A) a contract of employment that is other than at will or any arrangement binding on the Company providing any employee with termination benefits other than those available under the Company's generally applicable severance plan; (B) a contract with any labor union or association; (C) a contract with any affiliate of the Company (including, without limitation, Foods and its subsidiaries); (D) a contract containing a covenant not to compete; (E) a loan or similar agreement relating to the borrowing of money or any guarantee of indebtedness of any other person in excess of $100,000; (F) any lease or sublease relating to real property; (G) any contract not fully performed for the purchase of any commodity, material, services or equipment, including without limitation fixed assets, for a price in excess of $100,000 in the aggregate over the life of the contract; (H) any license agreement (as licensor or licensee) providing for future payments in excess of $100,000; (I) any other contract which creates future payment obligations in excess of $100,000; (J) any contract that obligates the Company to obtain all or a substantial portion of its requirements of any goods or services from, or supply all or a substantial portion of the requirements for any goods or services of, any other person; (K) any contract with Ralston Purina Company or any of its affiliates; (L) any guarantee of any obligation of Foods or its subsidiaries (other than the Branded Subsidiary); or (M) any contract that does not permit the Company to terminate the contract upon less than 90 days' notice or expressly requires it to pay liquidated damages of more than $100,000 upon early termination.

     (l) Absence of Changes in Benefit Plans. Except as set forth in Schedule 3.2(l) or as disclosed in the Filed Company SEC Documents, since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment in any material respect by the Company of any collective bargaining agreement or any Benefit Plan other than any adoption or amendment of a Benefit Plan permitted under Section 4.1(h).

     (m) Benefit Plans, Employment and Labor Relations.

          (i) Schedule 3.2(m) contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in
     Section 3(1) of ERISA) and all other plans, agreements, policies or arrangements relating to stock options, stock purchases, compensation, deferred compensation, severance, and other employee benefits, in each case maintained or contributed to as of the date of this Agreement by the Company for the benefit of any current or former employees, officers or directors of the Company or for which the Company is or could be liable, as a result of its status as an ERISA Affiliate (as defined below) (collectively, the "BENEFIT PLANS"), except that Schedule 3.2(m) does not list any Benefit Plan of any ERISA Affiliate of the Company that ceased to be an ERISA Affiliate of the Company on or prior to April 1, 1994. The Company has made available to Acquiror true, complete and correct copies of
     (a) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (b) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (c) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and
     (d) each trust agreement or group annuity contract relating to any Benefit Plan. The Company shall update Schedule 3.2(m) and the information shall be made available to the Acquiror through the Distribution Date. "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to
     Section 4001(a)(14) of ERISA, at any time.

          (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law.

          (iii) Except as set forth on Schedule 3.2(m), the Company does not now sponsor, maintain, contribute to or have an obligation to contribute to, and has not at any time since September 2, 1974, sponsored, maintained, contributed to, or been obligated to contribute to, any single employer, multiple employer or multiemployer pension plan subject to the provisions of Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. No liability currently exists, and under no circumstances could the Company or any of its ERISA Affiliates incur a liability pursuant to the provisions of Title I, II or IV of ERISA or Section 412, 4971 or 4980B of the Code that could become a liability of the Surviving Corporation or Acquiror after the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA for the purpose of evading liability under subtitle D of Title IV of ERISA. The Company has not incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) that has led to or could lead to the imposition of a material withdrawal liability under Section 4201 of ERISA that remains unpaid as of the date hereof; and the Company does not maintain or contribute to, nor is it obligated to maintain or contribute to, any such multiemployer plan.

          (iv) The Company has not incurred any material liability, nor has any event occurred that could reasonably result in any material liability, under Title I or Title IV of ERISA (other than to a Pension Plan for contributions not yet due or to the Pension Benefit Guaranty Corporation for payment of premiums not yet due) or under Section 412 or Chapter 43 of the Code that has not been fully paid as of the date hereof.

          (v) As of the most recent valuation date for any Pension Plan subject to Section 412 of the Code or Title IV of ERISA, other than any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, the fair market value of the assets of such Pension Plan exceed the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan) of the "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) of such Pension Plan.

          (vi) Except as set forth in Schedule 3.2(m), the Company is not a party to, or bound by, any Contract with any labor union or association, including, without limitation, any collective bargaining, labor or similar agreement. Neither the execution and delivery of this Agreement, the Reorganization Agreement or the other Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will constitute a breach or default under any such agreement or give rise to any right to terminate, amend or modify any such agreement. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices, except where the failure to so comply or the result of such unfair labor practice, as the case may be, would not have a material adverse effect on the Company.

          (vii) As of the date of this Agreement, there are no employees who have been laid off from the Branded Plant (as defined in the Reorganization Agreement) and who have recall rights.

     (n) Rights Agreement; Antitakeover Statutes.

          (i) The Company has taken, or prior to the Effective Time will take, all necessary action to:

             A. redeem the Rights pursuant to Section 23 of the Rights Agreement; and

             B. render inapplicable to the Merger, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements any "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute or regulation enacted under the state or federal law in the United States.

          (ii) The Company has delivered, or will deliver prior to the Closing, to Acquiror a true and correct copy of the Board resolutions and any other action taken to accomplish the foregoing.

     (o) Intellectual Property.

          (i) Schedule 3.2(o) sets forth a complete list of all Intellectual Property applications and registrations therefor which are unexpired or uncancelled as of the date hereof. Except for the matters set forth on
     Schedule 3.2(o) and except for such matters that individually or in the aggregate have not had and could not reasonably be expected to have a material adverse effect on the Company and the Branded Subsidiary taken as a whole, (A) the Intellectual Property owned by the Company is valid and enforceable, free and clear of all Liens; (B) the Company has taken all reasonable actions necessary to maintain and protect the Company's rights to the Intellectual Property; (C) the owners of the Intellectual Property licensed to the Company have taken all reasonable actions necessary to maintain and protect the Intellectual Property subject to such licenses;
     (D) there has been no claim made against the Company asserting the invalidity, misuse, unregistrability or unenforceability of any of the Intellectual Property or challenging the Company's right to use or ownership of any of the Intellectual Property; (E) the Company has no knowledge of any infringement or misappropriation of any of the Intellectual Property; (F) the conduct of the Branded Business has not infringed or misappropriated and does not infringe or misappropriate any intellectual property or proprietary right of any other entity; (G) no loss of any of the Intellectual Property is pending or to the knowledge of the Company threatened; (H) the Intellectual Property is sufficient to operate the Branded Business as it is currently conducted; (I) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Intellectual Property; and (J) the Company has not licensed or in any other way authorized any other party to use the Intellectual Property.

          (ii) For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean all of the following (in whatever form or medium) which are owned by or licensed to the Company and are used in the conduct of the Branded Business as conducted currently: (A) patents, trademarks, service marks, trade dress and copyrights, (B) applications for patents and for registration of trademarks, service marks, trade dress and copyrights, (C) trade secrets and trade names, and (D) know how, manufacturing, research and other technical information. Intellectual Property shall not include any widely available off-the-shelf software.

     (p) Taxes. The Company has filed all income tax returns and all other material returns and reports required to be filed by it and has paid all taxes required to be paid by it except for taxes which in the aggregate are not material, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. Except as disclosed in Schedule 3.2(p), no deficiencies for any taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company have not been examined by and settled with the Service. As used in this Agreement, "TAXES" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including interest and penalties thereon.

     (q) Branded Financial Statements. Attached as Schedule 3.2(q)(i) hereto are the statement of assets and liabilities as of March 31, 1996 (the "BRANDED BALANCE SHEET") and statement of profit and loss (to a brand contribution level of detail only) for the period October 1, 1995 through March 31, 1996 for the Company and the Branded Subsidiary on a combined basis (collectively, the "BRANDED FINANCIAL STATEMENTS"). The Branded Financial Statements were prepared in accordance with the accounting principles and procedures set forth on
Schedule 3.2(q)(ii), consistently applied, and fairly present the financial condition and results of operations (to the brand contribution level) of the Company and the Branded Subsidiary on a combined basis as of March 31, 1996 and for the period then ended. Neither this Section 3.2(q) nor any other provision in this Agreement shall be construed as a representation or warranty as to the accuracy or completeness of any budgets or projections relating to or reflecting the Company as the Branded Subsidiary.

     (r) Properties. Except (A) as may be reflected in the Branded Balance Sheet, (B) for any Lien for current taxes not yet delinquent, and (C) for such other Liens as do not materially affect the value of the property reflected in the Branded Balance Sheet or acquired since the date of the Branded Balance Sheet and which do not, individually or in the aggregate, materially interfere with or impair the present and continued use of such property, the Company has good title, free and clear of any Liens, to all of the property reflected in the Branded Balance Sheet, and all property acquired since the date of the Branded Balance Sheet, except such property as has been disposed of (or, in the case of receivables, collected or paid) in the ordinary course of business consistent with past practice. As of the date of the Branded Balance Sheet, all the material tangible personal property owned or leased by the Company was in good working condition (normal wear and tear excepted) and was suitable in all material respects for the purposes for which it was being used.

     (s) Capacity of Branded Plant. The production capacity per eight hour shift of the Branded Plant (by production line, type of product which is run thereon and package size) is set forth on Schedule 3.2(s).

     (t) Actions Affecting 1994 Spinoff. The Company and its subsidiaries have complied in all material respects with all of the terms and obligations of all of the agreements between the Company or its subsidiaries and Ralston Purina Company or its affiliates relating to or arising out of the spin-off of the Company by Ralston Purina Company effective March 31, 1994 (the "1994 SPINOFF"), and the Company has not taken, and has not permitted any of its subsidiaries to take, any action that would disqualify the 1994 Spinoff as a tax-free transaction within the meaning of Section 355 of the Code.

     (u) Real Property.

          (i) Owned Real Property. Schedule 3.2(u) attached hereto sets forth a true and complete legal description of the Real Property (as defined below). Except as set forth in attached Schedule 3.2(u), the Company has good and marketable title to the Real Property, free and clear of any Liens. Except as set forth in attached Schedule 3.2(u), all buildings and improvements located thereon are in good operating condition and repair, ordinary wear and tear excepted, and do not violate any zoning or building regulations or ordinances where located, except for violations that do not materially impair the use of the Real Property. The term "REAL PROPERTY" means the Branded Plant, appurtenant land, and fixtures and improvement thereon operated by Foods on the date hereof.

          (ii) Leased Real Property. Except as set forth on Schedule 3.2(u), the Company is not a party to any lease of real property that is primarily used in the Branded Business.

          (iii) Real Property Documents. True, correct and complete copies of title reports, surveys and leases in the Company's possession relating to such Real Property have been furnished or made available to Acquiror.

          (iv) Takings. Since March 31, 1994, neither the whole nor any portion of any Real Property has been condemned, requisitioned or otherwise taken by any public authority, and, to the Company's knowledge, no such condemnation, requisition or taking is threatened.

     (v) Environmental Matters. (i) Except as set forth in attached Schedule 3.2(v), (A) the Company, with respect to the Branded Business and the Real Property, is in material compliance with all applicable laws and regulations for the protection of the environment, and the Company, with respect to the Branded Business and the Real Property, has received no notices of unremedied violations from any Governmental Entity and there are no governmental investigations or audits, whether pending, threatened or otherwise with respect thereto, other than notices of matters set forth in attached Schedule 3.2(v), the violation of which could result in the imposition of a material fine, penalty, liability, cost or expense; and (B) the Company, with respect to the Branded Business, has obtained or has made or will, before Closing, make application and pay for all permits, licenses, orders and approvals of governmental or administrative authorities required by applicable environmental protection laws or regulations to permit it to carry on the Branded Business in substantially the same manner as currently conducted, or which is applicable to the Real Property, and is in material compliance with the requirements set out in such permits, licenses, orders and approvals.

          (ii) Hazardous Waste Disposal. Set forth in attached Schedule 3.2(v) hereto is a summary description of current procedures of the Branded Business with respect to the disposal of hazardous waste materials. Except as set forth in attached Schedule 3.2(v), such procedures comply in all material respects with all municipal, state or federal requirements applicable thereto with respect to which non-compliance could result in the imposition of a fine, penalty, liability, cost or expense.

     (w) Actions Affecting Internal Spin-off or Distribution. The Company has not taken, and has not permitted any of its subsidiaries to take, any action that would disqualify the Internal Spinoff or the Distribution as tax-free transactions within the meaning of Section 355 of the Code.

     SECTION 3.3 REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER
SUB. Acquiror and Merger Sub represent and warrant to the Company as follows:

     (a) Organization, Standing and Corporate Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on Acquiror and its subsidiaries taken as a whole. True, accurate and complete copies of Acquiror's certificate of incorporation and by-laws, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to the Company.

     (b) Capital Structure. The authorized capital stock of Acquiror consists of 1,000,000,000 shares of Acquiror Common Stock and 5,000,000 shares of preferred stock, without par value ("ACQUIROR PREFERRED STOCK"). At the close of business on August 1, 1996, (i) 157,157,501 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock were issued and outstanding, (ii) 46,995,831 shares of Acquiror Common Stock were held by Acquiror in its treasury, and (iii) 2,000,000 shares of Acquiror Preferred Stock were reserved for issuance in connection with the Rights Agreement dated as of December 11, 1995, between Acquiror and Norwest Bank Minnesota, N.A., as Rights Agent. Except as set forth above and except for shares issuable pursuant to employee stock options and benefit plans, at the close of business on August 1, 1996, no shares of capital stock or other voting securities of Acquiror were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Acquiror are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Acquiror may vote. Except as set forth above or in connection with Acquiror's dividend reinvestment plan, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Acquiror or any of its subsidiaries is a party or by which any of them is bound obligating Acquiror or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Acquiror or obligating Acquiror or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     (c) Authority; Noncontravention. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Acquiror and Merger Sub, enforceable against it in accordance with its terms. None of the execution and delivery of this Agreement, the Ancillary Agreements to which Acquiror or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement or such Ancillary Agreements will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub under, (i) the certificate of incorporation or by-laws of Acquiror or Merger Sub or the comparable charter or organizational documents of any other subsidiary of Acquiror, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their respective assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror, or any of its subsidiaries or their respective properties or assets other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Acquiror and its subsidiaries taken as a whole, (y) materially impair the ability of Acquiror to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or such Ancillary Agreements to which it is party. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or any subsidiary of Acquiror in connection with the execution and delivery of this Agreement and any of the Ancillary Agreements to which it is a party, or the consummation by Acquiror or any of its subsidiaries of any of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of the Form S-4 and such reports under Sections 13 and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Missouri Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states, (iv) expiration of the waiting period under the HSR

Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on Schedule 3.3(c), and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to obtain or make could not reasonably be expected to have a material adverse effect on Acquiror and its subsidiaries taken as a whole.

     (d) SEC Documents; Undisclosed Liabilities.

          (i) Acquiror has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "ACQUIROR SEC DOCUMENTS"). As of their respective dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the Acquiror SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except as permitted by Form 10-Q of the SEC in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Acquiror and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (ii) None of the press releases issued by Acquiror since March 31, 1994 contained at the time of issuance any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (e) Information in Disclosure Documents and Registration Statements. None of the information supplied or to be supplied in writing by Acquiror or its representatives for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by Acquiror with respect to statements made therein based on information supplied by the Company or its representatives for inclusion in the Form S-4 or with respect to information concerning the Company or any of its subsidiaries incorporated by reference in the Form S-4.

     (f) Absence of Certain Changes or Events. On the date of this Agreement, except as disclosed in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement (the "FILED ACQUIROR SEC DOCUMENTS") or as set forth in Schedule 3.3(f), and at the Closing Date, except as disclosed in the Acquiror SEC Documents filed and publicly available before the Closing Date or in Schedule 3.3(f) or in the Acquiror Bring Down Certificate (as defined in Section 6.3(a)), since May 28, 1995, (i) there has not been any material adverse change in Acquiror and its subsidiaries taken as a whole or any event affecting Acquiror and its subsidiaries that could reasonably be expected to have such a material adverse effect, and (ii) there has not been (A) any split, combination or reclassification of any of Acquiror's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (B) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a material adverse effect on Acquiror and its subsidiaries taken as a whole, or (C) any change in accounting methods, principles or practices by Acquiror materially affecting its assets, liabilities or business, except insofar as may have been required (in the opinion of the Acquiror's independent accountants) by a change in generally accepted accounting principles.

     (g) Litigation. Except as disclosed in the Filed Acquiror SEC Documents or, with respect to claims, investigations, suits, actions or proceedings arising, or to the knowledge of Acquiror, first expressly threatened, between the date hereof and the Closing Date, as disclosed in Acquiror SEC Documents filed and publicly available before the Closing Date or in the Acquiror Bring Down Certificate, there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of Acquiror, expressly threatened, against any of Acquiror or any of its subsidiaries before or by any Governmental Entity or arbitrator that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on Acquiror and its subsidiaries taken as a whole, (ii) materially impair the ability of Acquiror to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party or (iii) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby or thereby.

     (h) Compliance with Applicable Laws. Acquiror and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities which individually or in the aggregate are material to the operation of the businesses of Acquiror and its subsidiaries taken as a whole (the "ACQUIROR PERMITS"). All Acquiror Permits are in full force and effect in all material respects. Acquiror and its subsidiaries are in compliance with the terms of the Acquiror Permits, except where the failure so to comply would not have a material adverse effect on Acquiror and its subsidiaries taken as a whole. Except as disclosed in the Filed Acquiror SEC Documents, the businesses of Acquiror and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations, if any, which individually or in the aggregate do not, and could not reasonably be expected to, have a material adverse effect on Acquiror and its subsidiaries taken as a whole.

     (i) Consummation of Transactions. As of the date of this Agreement, Acquiror has not received written notice from any Federal or state governmental agency or authority indicating that such agency or authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

     (j) Voting Requirements. No action by the stockholders of Acquiror is required to approve this Agreement and the transactions contemplated by this Agreement.

     (k) Brokers. No broker, investment banker, financial advisor or other person, other than Dillon, Read & Co. Inc., the fees and expenses of which will be paid by Acquiror, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its subsidiaries that, except for the Distribution and the other transactions expressly provided for in the Reorganization Agreement, as expressly contemplated or permitted by this Agreement, or to the extent that Acquiror shall otherwise consent in writing:

     (a) Ordinary Course. The Company and its subsidiaries shall conduct the Branded Business in the ordinary course, including, without limitation, using reasonable efforts to preserve beneficial relationships between the Branded Business and its distributors, brokers, lessors, suppliers, employees and customers in connection with the Branded Business, it being understood that the Company and its subsidiaries may comply with their respective contractual obligations under the contracts to which they are parties (so long as the execution of such contracts by the Company or the applicable subsidiary does not constitute a breach of, or default under, this Agreement). Without limiting the generality of the foregoing, the Company and its subsidiaries will, with respect to the Branded
Business:

          (i) not commence or commit to any capital projects having an individual cost of $100,000 or more, or with an aggregate cost for all such projects of $1,000,000 or more, and will continue the consolidation at the Branded Plant in substantially the manner contemplated on the date hereof;

          (ii) not enter into any contracts or agreements other than in the ordinary course of the Branded Business relating to or obligating the Branded Business, that involve amounts in excess of $100,000 individually or $500,000 in the aggregate unless such contracts or agreements are cancelable on 30 days or less notice without penalty or premium;

          (iii) maintain overall broker sales incentive programs for all of the Company's and its subsidiaries' products of the Branded Business handled by brokers that will provide compensation to brokers at a rate that is at least equal to those maintained by the Company during the comparable period during the last fiscal year;

          (iv) on a fiscal quarterly basis, and cumulatively, maintain direct and indirect trade, consumer promotions (including coupon expense and sampling) and advertising expenditures (excluding broker sales incentives) relating to the Branded Business at such level as the Company may determine necessary, in its reasonable judgment, to preserve the health of the Branded Business;

          (v) not take any action to intentionally (i) build excessive inventory levels at the trade or factory level or (ii) permit factory inventory levels to fall below reasonably expected requirements; and

          (vi) not transfer or reassign any of the marketing and/or research and development employees presently associated primarily with the Branded Business (all of such persons being identified on Schedule 4.1(a)(vi)), or any employees to or from the Branded Plant, or recall laid-off employees at the Branded Plant other than in the ordinary course of business consistent with past practice, it being understood that, in addition to the employees at the Branded Plant, Acquiror shall have the opportunity to interview such identified marketing and/or research and development employees prior to the Effective Time and to discuss the possibility of employing or causing the Surviving Corporation to employ those persons from and after the Effective Time.

     (b) Changes in Stock. The Company shall not (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (ii) other than in connection with the exercise of stock options outstanding as of the date of this Agreement under any Benefit Plan, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries.

     (c) Issuance of Securities. The Company shall not, nor shall the Company permit the Branded Subsidiary to, issue, transfer or sell, or authorize or propose or agree to the issuance, transfer or sale by the Company or the Branded Subsidiary of, any shares of its capital stock of any class or other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, equity interests or convertible securities, other than: (i) the issuance of shares of Company Common Stock (w) upon the exercise of stock options outstanding as of the date of this Agreement pursuant to any Benefit Plan, (x) to make any payment under any Benefit Plan that is required as of the date of this Agreement to be made in the form of shares of Company Common Stock or (y) to make acquisitions of capital stock or assets of, or in connection with a merger with, another entity provided that such transaction is permitted pursuant to paragraph (e) of this Section 4.1; or
(z) the grant of stock options pursuant to Benefit Plans consistent with past practices (provided that any such newly granted options will by their terms be converted into options to acquire New Holdings Common Stock at or prior to the Effective Time); and (ii) issuances by the Branded Subsidiary of its capital stock to its parent.

     (d) Governing Documents. The Company shall not, nor shall it permit the Branded Subsidiary to, amend or propose to amend its articles of incorporation (or, if applicable, its certificate of incorporation or other charter document) or by-laws.

     (e) No Acquisitions. The Company shall not, nor shall it permit the Branded Subsidiary to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation or other business organization that would be directly or indirectly acquired by Acquiror in the Merger or that would create liabilities or obligations that would be binding upon Acquiror or its subsidiaries, the Branded Subsidiary or the Surviving Corporation following the Effective Time, or (ii) except for investments by the Company in its existing wholly owned subsidiaries or any investments by or in any Benefit Plan, make any other investment in any person (whether by means of loan, capital contribution, purchase of capital stock, obligations or other securities, purchase of all or any integral part of the business of the person or any commitment or option to make an investment or otherwise) that would be directly or indirectly acquired by Acquiror in the Merger or that would create liabilities or obligations that would be binding upon Acquiror or its subsidiaries, the Branded Subsidiary or the Surviving Corporation following the Effective Time.

     (f) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the assets of the Branded Business (including, without limitation, any real property, inventory, equipment or Intellectual Property) other than (except with respect to Intellectual Property) in the ordinary course of business consistent with past practice and the sale or other disposition of obsolete equipment.

     (g) Indebtedness. The Company shall take such action as may be necessary so that, as of the Effective Time, the Company and the Branded Subsidiary, taken as a whole, shall not have any indebtedness for borrowed money or any obligation evidenced by a promissory note or other instrument or guarantee other than: (i) the Notes, not to exceed $150,000,000 in face value in the aggregate, plus accrued and unpaid interest thereon, (ii) other indebtedness other than that described in clause (i) or (iii) below, not to exceed $150,000,000 in principal amount in the aggregate, plus accrued and unpaid interest thereon (provided that such indebtedness shall not contain, as of the Effective Time, any terms which are more restrictive in any material respect on the Company or the Branded Subsidiary than the terms of the existing indebtedness of the Company on the date hereof and provided that such indebtedness can be paid without penalty or premium within thirty (30) days after the Effective Time), and (iii) indebtedness incurred pursuant to a written agreement that provides that such indebtedness will be assumed by Foods or a subsidiary of Foods at or prior to the Effective Time and that, upon such assumption, the Company and its subsidiaries shall have no obligation or liability in respect of such indebtedness.

     (h) Benefit Plans; Collective Bargaining Agreement. Except as contemplated by the Reorganization Agreement, the Company shall not, nor shall it permit the Branded Subsidiary to: (i) adopt any Benefit Plan or amend any Benefit Plan to the extent such adoption or amendment (x) would create or increase any liability or obligation on the part of the Company or the Branded Subsidiary that will not either (A) be fully performed or satisfied prior to the Effective Time or (B) be assumed by Foods pursuant to the Reorganization Agreement with no remaining obligation on the part of the Company or the Branded Subsidiary, or (y) would increase the number of shares of Company Common Stock (if any) to be issued under such Benefit Plan; (ii) except for normal increases in the ordinary course of business consistent with past practice, increase the base salary of any employee of the Branded Business; or (iii) enter into or modify in any material respect any collective bargaining agreement governing employees of the Branded Business.

     (i) Filings. The Company shall promptly provide counsel for Acquiror copies of all filings (other than those filings, or portions thereof, which Acquiror has no reasonable interest in obtaining in connection with the Merger or the transactions contemplated hereby) made by the Company or any of its subsidiaries with any Federal, state or foreign Governmental Entity in connection with this Agreement, the Reorganization Agreement and the transactions contemplated hereby and thereby.

     (j) Accounting Policies and Procedures. The Company will not and will not permit the Branded Subsidiary to change any of its accounting principles, policies or procedures, except such changes as may be required, in the opinion of the Company's independent accountants, by generally accepted accounting principles or changes that in the opinion of said accountants are not material to the Company's consolidated financial statements (as to which changes and opinion the Company shall promptly notify Acquiror).

     (k) Liens. The Company shall not, and shall not permit the Branded Subsidiary to, create, incur or assume any Lien on the Branded Assets (as defined in the Reorganization Agreement), except for Liens created, incurred or assumed in the ordinary course of business consistent with the past practices of the Company and its subsidiaries, which Liens would not have a material adverse effect on the Company and the Branded Subsidiary, taken as a whole.

     (l) Actions Affecting Merger, Internal Spin-off or Distribution. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or that would materially impair the ability of the Company to consummate the Internal Spinoff or the Distribution in accordance with the terms of the Reorganization Agreement, or the Merger in accordance with the terms hereof, or would materially delay such consummation or that would disqualify the Internal Spinoff or the Distribution as tax-free transactions within the meaning of Section 355 of the Code.

     (m) Delivery of Certain Information. The Company shall furnish to Acquiror as soon as available and in any event within 20 days after the end of each month, (i) a balance sheet as of the end of each month for the Company and the Branded Subsidiary on a combined basis substantially in the form of the Branded Balance Sheet, (ii) statements of profits and loss (at a brand contribution level) for the Company and the Branded Subsidiary on a combined basis for each such month, substantially in the form of Schedule 3.2(q)(i), and (iii) monthly operating reports, including inventory levels, sales volume, marketing spending by brand and promotional spending plans for forward periods as and when developed (but excluding any information that the Company is advised by legal counsel is not appropriate information to be exchanged under applicable law).

     (n) Exclusivity. Neither the Company nor any of its directors, officers or employees shall, and the Company shall use its best efforts to ensure that none of its representatives shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from or with any person (other than Acquiror) or such person's directors, officers, employees, representatives and agents that constitute, or could reasonably be expected to lead to a Third Party Acquisition. For purposes of this Agreement, a "THIRD PARTY ACQUISITION" shall mean (i) the acquisition by any person of more than twenty percent of the total assets of the Branded Business, (ii) the acquisition by any person (other than an acquisition by a person in connection with a transaction permitted by Section 4.1(e), provided such person agrees to vote the Company Common Stock acquired in such transaction in favor of the Merger) of twenty percent or more of (A) the Company Common Stock or (B) the total number of votes that may be cast in the election of directors of the Company at any meeting of shareholders of the Company assuming all shares of Company Common Stock and all other securities of the Company, if any, entitled to vote generally in the election of directors were present and voted at such meeting, or (iii) any merger, amalgamation or other combination of the Company with any person. The Company has, upon execution of this Agreement, immediately ceased or caused to be terminated any existing discussions or negotiations with any parties other than Acquiror conducted prior to the date hereof with respect to any Third Party Acquisition. The Company may furnish or cause to be furnished information (pursuant to confidentiality arrangements no less favorable to the Company than the Confidentiality Agreement (as hereinafter defined), unless already in existence on the date hereof) and may participate in such discussions and negotiations directly or through its representatives if (i) the failure to provide such information or participate in such negotiations and discussions would, in the opinion of its outside counsel, reasonably be deemed to cause the members of the Company's Board of Directors to breach their fiduciary duties under applicable law or (ii) another corporation, partnership, person or other entity or group makes a written offer or written proposal which, based upon the identity of the person or entity making such offer or proposal and the terms thereof, and the availability of adequate financing therefor, the Company's Board of Directors believes, in the good faith exercise of its business judgment and based upon advice of its outside legal and financial advisors, would reasonably be expected to be consummated and represents a transaction more favorable to its shareholders than the transactions contemplated by this Agreement (a "Higher Offer"). The Company shall notify Acquiror as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, which notice shall provide the identity of the third party or parties and the terms of any such proposal or proposals. The Company's Board of Directors may fail to recommend or fail to continue to recommend this Agreement in connection with any vote of its shareholders, or withdraw, modify, or change any such recommendation, or recommend any other offer or proposal, if the Company's Board of Directors, based on the opinion of its outside counsel, determines that making such recommendation, or the failure to recommend any other offer or proposal, or the failure to so withdraw, modify, or change its recommendation, or the failure to recommend any other offer or proposal, would reasonably be deemed to cause the members of the Company's Board of Directors to breach their fiduciary duties under applicable law in connection with a Higher Offer. In such event, notwithstanding anything contained in this Agreement to the contrary, any such failure to recommend, withdrawal, modification, or change of recommendation or recommendation of such other offer or proposal, or the entering by the Company into an agreement with respect to a Higher Offer (provided that the Company shall have provided Acquiror with at least six business days' notice of its intention to so enter, the terms of the Higher Offer and the identity of the other party thereto), shall not constitute a breach of this Agreement by the Company. Notwithstanding the foregoing, the Company shall not enter into an agreement with a third party with respect to, or waive, modify or redeem the Rights or take any action to approve such transaction under any antitakeover provision of the Company's certificate of incorporation or state law in connection with, any Third Party Acquisition unless and until this Agreement is terminated in accordance with the provisions of Article VII.

     (o) New Contracts. Other than in the ordinary course of the Branded Business and consistent with past practice, the Company will not and will not permit any of its subsidiaries to enter into any new contract, agreement, arrangement or understanding that would or could reasonably be expected to impose any new obligations or liabilities on the Company from and after the Effective Time.

     (p) Confidentiality and Standstill Agreements. The Company will not amend, waive or modify any provision of any confidentiality or standstill agreement entered into with any other party in connection with such party's interest in acquiring the Company or the Branded Business or any substantial portion of the Branded Business.

     (q) Broker Transition. The Company will reasonably cooperate, at Acquiror's expense, with Acquiror to facilitate such post-Closing transition arrangements between Acquiror or its subsidiaries and brokers distributing products of the Branded Business as Acquiror may determine necessary or advisable.

     (r) Pending Actions. The Company will continue to defend in the ordinary course, consistent with past practice, the litigation and other proceedings set forth in Schedule 1.1(c) to the Reorganization Agreement, including resolving any such litigation and other proceedings as can be resolved prior to the Effective Time on a commercially reasonable basis and consistent with past practice.

     (s) No Agreement to Prohibited Actions. The Company will not, and will not permit any of its subsidiaries to, agree or commit to take any action that is prohibited under this Section 4.1.

     SECTION 4.2 COVENANTS OF ACQUIROR. During the period from the date of this Agreement and continuing until the Effective Time, Acquiror agrees as to itself and its subsidiaries that:

          (a) Actions Affecting Merger. Acquiror shall not, and shall not permit any of its subsidiaries to, take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in
     Article VI not being satisfied, or that would materially impair the ability of Acquiror to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

          (b) Filings. Acquiror shall promptly provide the Company (or its counsel) copies of all filings (other than those filings, or portions thereof, which the Company has no reasonable interest in obtaining in connection with the Merger or the transactions contemplated hereby) made by Acquiror with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     (c) Acquiror Common Stock. Except at a time and in a manner which will not increase the Average Value of Acquiror Common Stock, Acquiror shall not split, combine or reclassify any of the Acquiror Common Stock or authorize the (i) making of any in-kind distribution or extraordinary cash dividend with respect to the Acquiror Common Stock or (ii) issuance of any other securities in respect of or in exchange for shares of the Acquiror Common Stock.

     (d) Tax Free Status of Merger and Spin-Offs. Acquiror shall not, and shall not permit any of its subsidiaries to, take any action that would disqualify the Merger as a tax-free reorganization under Section 368(a)(1)(B) of the Code, or any other action that would disqualify the Internal Spinoff or the Distribution as tax-free transactions within the meaning of Section 355 of the Code.

     SECTION 4.3 MUTUAL COVENANTS.

     (a) The Company and Acquiror shall use their reasonable best efforts not to, and not to permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) the failure to satisfy any of the conditions to the Merger set forth in Article VI.

     (b) The Company and Acquiror shall promptly advise the other party orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party and its subsidiaries taken as a whole.

     (c) (i) Subject to the terms and conditions herein provided, the parties hereto agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including, but not limited to, (A) defending all lawsuits or other legal proceedings challenging this Agreement, or the transactions contemplated hereby, (B) attempting to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (C) effecting all necessary filings and submissions of information requested by governmental authorities.

          (ii) Without limiting the foregoing, the parties hereto shall, as soon as reasonably practicable, make their filing under the HSR Act, shall endeavor to obtain early termination of the waiting period thereunder, and shall promptly make any further filings requested pursuant thereto or which may be necessary to consummate the transactions contemplated herein. Each party shall furnish to the other, upon request, such information as shall reasonably be required in connection with the preparation of the requesting party's filings under the HSR Act.

          (iii) Notwithstanding the foregoing or any other provision of this Agreement, (A) neither the Company nor any of its subsidiaries will, without Acquiror's prior written consent, agree or commit to any divestiture, hold-separate order or other restriction relating to the Branded Business and (B) neither Acquiror nor any of its subsidiaries will be required to agree or commit to any divestiture, hold-separate order or other restriction relating to the Branded Business or to any of its existing businesses or any other governmental order or obligation that otherwise imposes any conditions or limitations in connection with Acquiror's acquisition of the Branded Business.

     (d) The Company will use reasonable efforts to reach an agreement prior to the Effective Time with Ralston Purina Company ("RPCo."), reasonably satisfactory in form and substance to Acquiror, providing for (i) the termination or other resolution of Foods' obligations under the Distributorship Agreement (as defined in the Reorganization Agreement) as of the Effective Time and (ii) the substitution of Foods for the Company, with a novation of the Company, effective as of the Effective Time, with respect to any liabilities of the Company to RPCo. under the agreements entered into between the Company and RPCo. in connection with the 1994 spinoff of the Company from RPCo., except for any liabilities assumed or retained by the Company or the Branded Subsidiary pursuant to this Agreement and the Ancillary Agreements. In connection with and subject to the execution of an agreement with RPCo. as contemplated by the preceding sentence, to the extent such agreement does not provide for termination of the Distributorship Agreement, Acquiror will use its reasonable efforts to reach a mutually satisfactory arrangement under which the Company, effective as of the Effective Time, would supply Foods with Branded Business products for Foods to supply to RPCo. for distribution under the Distributorship Agreement (subject to limitations to be determined by Acquiror and Foods). The foregoing covenants shall not be construed to require payments by any of Acquiror, the Company or Foods to RPCo. in exchange for RPCo.'s execution of such agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 PREPARATION OF FORM S-4, FORM S-1, FORM 10 AND THE PROXY STATEMENT; STOCKHOLDERS MEETING.

     (a) As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Form S-4, the Form S-1 (if required), the Form 10 and the Proxy Statement. Each of the Company and Acquiror shall use its reasonable best efforts to have the Form S-4 and Form S-1 (if required) declared effective under the Securities Act, and the Form 10 declared effective under the Exchange Act, as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4, Form S-1 (if required) and Form 10 are declared effective under the Securities Act and the Exchange Act, as the case may be. Acquiror shall also use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Benefit Plans as may be reasonably requested in connection with any such action.

     (b) The Company shall, as soon as practicable following the date on which the Form S-4, Form S-1 (if required) and Form 10 are declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "STOCKHOLDERS MEETING") for the purpose of voting upon the approval and adoption of this Agreement and, if the Company determines it to be necessary or appropriate, upon the Distribution. Subject to the provisions of Section 4.1(n), the Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated by this Agreement.

     SECTION 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY.

     (a) The Company shall, and shall cause its subsidiaries to, afford to Acquiror and its officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records relating to the Branded Business. During the period prior to the Effective Time, the Company shall, and shall cause its subsidiaries to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Section 13(a) and 15(d) of the Exchange Act, (ii) each press release issued by it, and (iii) all other information relating to the Branded Business as Acquiror may reasonably request; provided that the Company shall not be required to provide information regarding Foods unless such information relates to liabilities or obligations that could reasonably be expected to be incurred by or imposed on the Company and that would remain in effect after the Effective Time. The Company shall not be obligated to provide any aforementioned access or information to Acquiror if the Company's legal counsel advises the Company that such action would violate any law, regulation, rule, order or decree or a confidentiality agreement.

     (b) During the period prior to the Effective Time, Acquiror shall furnish promptly to the Company a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Section 13(a) and 15(d) of the Exchange Act (other than Forms 11-K).

     (c) Except as required by law, each of the Company and Acquiror will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence in accordance with the confidentiality agreement, dated June 17, 1996 (the "CONFIDENTIALITY AGREEMENT"), between Acquiror and the Company.

     SECTION 5.3 LEGAL CONDITIONS TO DISTRIBUTION AND MERGER; LEGAL COMPLIANCE.

     (a) Subject to the terms and conditions hereof, including, without limitation, Section 4.3(c)(iii), (i) Acquiror shall use reasonable best efforts to comply promptly with all legal and regulatory requirements which may be imposed on itself or its subsidiaries with respect to the Merger and (ii) Acquiror will, and will cause its subsidiaries to, promptly use its reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to satisfy any condition or requirement imposed by, any Governmental Entity or other public or private third party, required to be obtained, made or satisfied by Acquiror or any of its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Reorganization Agreement.

     (b) Subject to the terms and conditions hereof, including, without limitation, Section 4.3(c)(iii), (i) the Company will use its reasonable best efforts to comply promptly with all legal and regulatory requirements which may be imposed on itself or its subsidiaries with respect to the Distribution and the Merger and (ii) the Company will, and will cause its subsidiaries to, promptly use its reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to satisfy any condition or requirement imposed by, any Governmental Entity or other public or private third party, required to be obtained, made or satisfied by the Company or any of its subsidiaries in connection with the Distribution or the Merger or the taking of any action contemplated thereby or by this Agreement or the Reorganization Agreement.

     (c) Each of the Company and Acquiror will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective subsidiaries in connection with the Distribution or the Merger.

     SECTION 5.4 RIGHTS AGREEMENT. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.2(n)) requested in writing by Acquiror (including, if necessary, redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Reorganization Agreement.

     SECTION 5.5 EMPLOYMENT MATTERS.

     (a) Employment with Branded Business. Acquiror agrees to cause the Company or the Branded Subsidiary to offer to retain all Branded Employees (as defined in the Reorganization Agreement) as of 12:01 a.m. on the Closing Date. The offer of continuing employment to be made hereunder shall include provision for the payment of base salary to each such employee at a rate at least equal to the rate of base salary in effect for such employee immediately prior to the Closing. Notwithstanding the foregoing, nothing contained herein shall be construed as obligating Acquiror, the Surviving Corporation or any of its affiliates (x) to offer employment after the Closing to any employee whose employment with the Company terminates for any reason prior to the Closing, (y) to maintain any term or condition of employment (including base salary) for any period following the Effective Time, except as provided in Section 5.5(b), or
(z) to recall any employee who does not have recall rights.

     (b) Severance and Other Benefits on Termination. With respect to Branded Employees who are terminated by the Surviving Corporation or the Branded Subsidiary after the Effective Time, the Surviving Corporation shall be responsible for severance benefits payable pursuant to severance plans, policies and practices of the Surviving Corporation applicable to Branded Employees at the time of their termination. The Surviving Corporation further agrees to provide any required notice under federal, state and local laws, regulations or rules for any termination of Branded Employees after the Effective Time.

     (c) Data to be Furnished. Prior to Closing, the Company shall furnish Acquiror with information as to (i) the rate of base salary in effect for each Branded Employee immediately before the Closing, (ii) each Branded Employee's position with the Company immediately before the Closing and (iii) each Branded Employee's prior service.

     (d) Cooperation. Prior to the Closing, the Company will reasonably cooperate with Acquiror in conducting a review of the Benefit Plans, including jointly engaging (with Acquiror and Foods) a firm or firms, as promptly as practicable after the date hereof, selected by Acquiror and at Acquiror's sole expense, to conduct such review. The Company and Foods will provide such firm or firms with such documents and other information relating to the Benefit Plans as such firm or firms may reasonably request. Following such review, the Company will, as promptly as practicable, take any actions that Acquiror and the Company may reasonably, mutually determine to be necessary or advisable in light of such review.

     SECTION 5.6 FEES AND EXPENSES. Except as provided in Section 7.2(b)(iii), all fees and expenses incurred in connection with the Merger, the Distribution, this Agreement, the Reorganization Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement, the Form S-4, the Form S-1 (if required) and the Form 10, shall be shared equally by Acquiror and the Company. Any such fees or expenses incurred by the Company or its subsidiaries but not paid prior to the Effective Time shall be accrued and reflected as liabilities of the Company and taken into account in calculating the Closing Date Net Assets as set forth in Section 2.3.

     SECTION 5.7 DISTRIBUTION. Prior to the Closing, the Company will (a) enter into the Reorganization Agreement and each of the Ancillary Agreements to which the Company is to be a party and (b) cause Foods and any other applicable subsidiaries to enter into the Reorganization Agreement and each of the other Ancillary Agreements to which it is to be a party. The Company will, and will cause Foods to, take all action necessary to effect the Distribution immediately prior to the Effective Time, pursuant to the terms of the Reorganization Agreement and the Ancillary Agreements. Prior to the Effective Time, the Company will not agree to or permit any modification, amendment, supplement or waiver of the Reorganization Agreement or any of the Ancillary Agreements without the prior written consent of Acquiror.

     SECTION 5.8 PUBLIC ANNOUNCEMENTS. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements (it being understood that discussions by the parties with financial analysts or other advisors shall not constitute public statements) with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 5.9 PRIVATE LETTER RULING AND TAX OPINIONS. The Company and Acquiror each hereby agree to cooperate with the other party and to use their reasonable best efforts to obtain from the Internal Revenue Service (or tax counsel) the private letter ruling (or tax opinions) contemplated by Section 6.1(d) or (e) of this Agreement.

     SECTION 5.10 AFFILIATES. Prior to the Closing Date, the Company shall deliver to Acquiror a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Acquiror on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

     SECTION 5.11 STOCK EXCHANGE LISTING. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 5.12 TITLE INSURANCE. In the event Acquiror shall elect at Closing to purchase an A.L.T.A. Owner's Title Insurance Policy with standard extended coverage for the Real Property, to the extent reasonably required by the issuer of such title insurance, the Company will and will cause Foods to cooperate reasonably in the execution of documents customarily required by an issuer of title insurance to provide extended title insurance coverage.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote or consent of the Requisite Stockholders of the Company.

     (b) Stock Exchange Listing. The shares of Acquiror Company Stock issuable to the Company's stockholders pursuant to this Agreement and under the Benefit Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (c) Regulatory Approvals. Each of Acquiror and the Company shall have obtained all requisite approvals of, or satisfied all requisite filing requirements with, Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements, including all requisite approvals under, and the expiration of all waiting periods in respect of, the HSR Act.

     (d) Private Letter Ruling. Unless otherwise agreed upon by the Company and the Acquiror as set forth in paragraph (e) below, the Company shall have received from the Service a private letter ruling (the "PRIVATE LETTER RULING"), reasonably satisfactory in form and substance to Acquiror, substantially to the effect that, on the basis of the facts, representations, and applicable law existing at the Effective Time:

          (i) The transfer by Foods to the Branded Subsidiary of its Branded Business assets and liabilities, and the distribution of the Branded Subsidiary stock to the Company, as contemplated by the Reorganization Agreement, will qualify for Federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(D) of the Code and 355(a) of the Code; and that, among other consequences of such qualification, no taxable gain, loss or income will be realized by Foods, the Branded Subsidiary or the Company as a result of such transaction.

          (ii) The pro rata distribution of the stock of New Holdings to the holders of the Company Common Stock will be non-taxable for Federal income tax purposes, to both the Company's stockholders and the Company, under Sections 355(a) and (c) of the Code.

          (iii) The Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(B) of the Code; and that, among other consequences of such qualification, no taxable gain, loss or income will be realized by the Company, Acquiror or the Company's shareholders as a result of the Merger.

     (e) Joint Tax Opinion or Tax Opinions. In the event that the Company and Acquiror agree to complete the transactions contemplated by this Agreement without obtaining the Private Letter Ruling, Acquiror shall have received a jointly rendered opinion of Wachtell, Lipton, Rosen & Katz, counsel to Acquiror, and Bryan Cave LLP, counsel to the Company, or separate opinions of each such firm, in each case reasonably satisfactory in form and substance to Acquiror, to the same effect as set forth in clauses (i), (ii) and (iii) of the foregoing paragraph (d).

     (f) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Internal Spinoff or the Distribution shall be in effect; provided, however, that subject to the terms and conditions of this Agreement including, without limitation, Section 4.3(c)(iii), each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered. No action, suit or other proceeding shall be pending by any Governmental Entity that, if successful, would restrict or prohibit the consummation of the Merger, the Internal Spinoff or the Distribution; provided, however, that the Company will not unreasonably withhold its waiver of the condition set forth in this sentence upon Acquiror's request in the event such an action, suit or other proceeding is pending with respect to the Merger alone.

     (g) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or pending proceedings by a Governmental Entity seeking a stop order.

     (h) Consummation of the Distribution. The Distribution shall have become effective in accordance with the terms of the Reorganization Agreement and each of the agreements contemplated thereby.

     (i) Tax Legislation. There shall be no proposed legislation introduced in bill form and pending congressional action which, if passed, would have the effect of amending the Internal Revenue Code so as to alter in any materially adverse respect any of the tax consequences prescribed by the Private Letter Ruling or the tax opinions contemplated by paragraphs (d) and (e) above.

     SECTION 6.2 CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligation of Acquiror and Merger Sub to effect the Merger is further subject to the following conditions, unless waived in writing by Acquiror:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, except to the extent that any representation or warranty shall be as of a specific date, in which case such representation and warranty shall be true and correct as of such date, and Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of this sentence. The Company shall have delivered to Acquiror a certificate (the "COMPANY BRING DOWN CERTIFICATE"), dated as of the Closing Date and reasonably satisfactory in form to Acquiror, that sets forth each event that has occurred and each condition that exists that (i) had not occurred or was not in existence as of the date of this Agreement and (ii) if it had occurred or was in existence as of the date of this Agreement would be required to be disclosed pursuant to Section 3.2.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Reorganization Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (c) Opinion of the Company's Counsel. Acquiror shall have received an opinion dated the Closing Date of Bryan Cave LLP, counsel to the Company, and/or
R. W. Lockwood, General Counsel of the Company, to the effect that:

          (i) the Company, Foods and the Branded Subsidiary (collectively, the "COMPANY PARTIES") are each corporations validly existing and in good standing under the laws of the states of their respective incorporation;

          (ii) each of the Company Parties has the power and authority to execute each Document to which it is a party and to consummate the transactions contemplated hereby and thereby; the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by requisite corporate action on the part of each Company Party that is a party thereto and the stockholders of each such Company Party and each Document has been duly executed and delivered by the Company Parties that are party thereto and constitutes a legal, valid and binding obligation of each such Company Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, receivership or other similar laws affecting the enforcement of creditors' rights generally and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

          (iii) the execution, delivery and performance of the Ancillary Agreements by each Company Party thereto will not (x) violate any applicable Federal law or the laws of the states of their respective incorporation or (y) conflict with any provision of the articles of incorporation or by-laws of the applicable Company Party. Such counsel will express no opinion, however, as to any violation of any law or regulation which may have become applicable to any Company Party as a result of the involvement of Acquiror or any of its subsidiaries in the transactions contemplated by this Agreement because of Acquiror's or any of its subsidiaries' legal or regulatory status or because of any other facts specifically pertaining to Acquiror or any of its subsidiaries.

     (d) No Material Adverse Change. Whether or not any event or change is reflected in the Company Bring Down Certificate, since March 31, 1996, there shall have been no material adverse change, and no event that could reasonably be expected to result in a material adverse change, to the business, properties, assets, results of operations, or financial condition of the Company and the Branded Subsidiary taken as a whole; provided, however, that "material adverse change" for this purpose shall not include (i) any adverse change resulting from economic or market conditions generally affecting businesses engaged in the same or substantially similar activities as the Company and the Branded Subsidiary or
(ii) any adverse change resulting directly from any action taken by Acquiror or any subsidiary of Acquiror except an action specifically permitted or contemplated by this Agreement; provided, further, that regardless of cause (including as a result of any condition or action referred to in the foregoing proviso), "material adverse change" for this purpose shall include (i) a 10% or greater decline in the ACV grocery distribution of mainline CHEX, multi-grain CHEX and COOKIE CRISP cereals in the aggregate for the last reported 12-week period ending at the end of the last reported week prior to the Closing compared to the comparable period in the prior year (reported on a consistent basis) or
(ii) a 15% or greater decline in the IRI-reported pound market share of mainline CHEX, multi-bran CHEX and COOKIE CRISP cereals in the aggregate for the last reported 12-week period ending at the end of the last reported week prior to the Closing compared to the comparable period in the prior year (reported on a consistent basis), except that if such a 15% or greater decline is due to differences in timing of trade promotions relating to such cereals during such 12-week period compared to the prior year, such decline shall not be considered a material adverse change unless there has been a 15% or greater decline in the IRI-reported pound market share of mainline CHEX, multi-bran CHEX and COOKIE CRISP cereals in the aggregate for the last reported 16-week period ending at the end of the last reported week prior to the Closing compared to the comparable period in the prior year (reported on a consistent basis).

     (e) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed substantially in the forms attached as Exhibits hereto or to the Reorganization Agreement or, if not included as Exhibits, in the form reasonably agreed to by the Acquiror and the Company and shall have become effective in accordance with its terms. The Company shall have delivered to Acquiror true, correct and complete copies of each such agreement to which Acquiror is not a party.

     (f) Amendments to SEC Documents. Since the effective date of the Form S-4 or the Proxy Statement, as applicable, no event with respect to the Company, any subsidiary of the Company or any security holder of the Company shall have occurred which should have been set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement which has not been set forth in such an amendment or supplement.

     (g) Rule 145 Letters. The Company shall have delivered letters regarding Rule 145 of the Securities Act, substantially in the form of Exhibit B hereto, executed by each affiliate of the Company who will acquire shares of Acquiror Common Stock in connection with the Merger.

     (h) Scheduled Agreements. Each agreement set forth on a schedule hereto or on a schedule to the Reorganization Agreement or any of the other Ancillary Agreements, and required to be assigned or terminated by the Company pursuant to the provisions hereof or thereof, shall have been so assigned or terminated, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Company and the Branded Subsidiary.

     (i) Certificate of Trustee. The Company shall have delivered to Acquiror a certificate from the indenture trustee with respect to the Notes, in form and substance reasonably satisfactory to Acquiror, to the effect that the Trustee has not, as of the Closing Date, received any notice of and is not aware of any default or event of default with respect to the Notes.

     (j) Dissenters. Holders of no more than 5% of the aggregate number of outstanding shares of Company Common Stock shall have exercised dissenters' rights with respect to the Merger or, if available, the value of the Company Common Stock before giving effect to the Distribution.

     SECTION 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions, unless waived in writing by the Company:

     (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Acquiror set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, except to the extent that any representation or warranty shall be as of a specific date, in which case such representation and warranty shall be true and correct as of such date, and the Company shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to the effect of this sentence. Acquiror shall have delivered to the Company a certificate (the "ACQUIROR BRING DOWN CERTIFICATE"), dated as of the Closing Date and reasonably satisfactory in form to the Company, that sets forth each event that has occurred and each condition that exists that (i) had not occurred or was not in existence as of the date of this Agreement and (ii) if it had occurred or was in existence as of the date of this Agreement would be required to be disclosed pursuant to Section 3.3.

     (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

     (c) Opinion of Acquiror's Counsel. The Company shall have received an opinion dated the Closing Date of Wachtell, Lipton, Rosen & Katz, special counsel to Acquiror, and/or in-house Counsel of Acquiror, to the effect that:

          (i) Each of Acquiror and Merger Sub is a corporation validly existing and in good standing under the laws of its state of incorporation;

          (ii) Each of Acquiror and Merger Sub have the requisite power and authority to execute this Agreement and the Reorganization Agreement and to consummate the transactions contemplated hereby and thereby; the execution and delivery of this Agreement and the Reorganization Agreement and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate action on the part of Acquiror and Merger Sub; and this Agreement and the Reorganization Agreement have been duly executed and delivered by Acquiror and Merger Sub and constitute valid and binding obligations of Acquiror and Merger Sub enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, receivership or other similar laws affecting the enforcement of creditors' rights generally and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

          (iii) the execution, delivery and performance of this Agreement and the Reorganization Agreement by Acquiror and Merger Sub will not (x) violate any applicable Federal law or any law of the states of their respective incorporation or (y) conflict with any provision of the certificate of incorporation or bylaws of Acquiror or Merger Sub. Such counsel will express no opinion, however, as to any violation of any law or regulation which may have become applicable to Acquiror or Merger Sub as a result of the involvement of any Company Party and any subsidiary of such party in the transactions contemplated by this Agreement because of such party's legal or regulatory status or because of any other facts specifically pertaining to any such party.

     (d) Amendments to SEC Documents. Since the effective date of the Form S-4 or the Proxy Statement, as applicable, no event with respect to Acquiror, any subsidiary of Acquiror or any security holder of Acquiror shall have occurred which should have been set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement which has not been set forth in such an amendment or supplement.

     (e) Ancillary Agreements. Each of the Ancillary Agreements to which Acquiror is a party shall have been executed substantially in the forms attached as Exhibits hereto or to the Reorganization Agreement and shall have become effective in accordance with its terms.

     (f) Dissenters. Holders of no more than 5% of the aggregate number of outstanding shares of Company Common Stock shall have exercised dissenters' rights, if available, with respect to the value of the Company Common Stock before giving effect to the Distribution.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

     (a) by mutual written consent of Acquiror and the Company; or

     (b) by either Acquiror or the Company:

          (i) if, upon a vote at a duly held Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of the Company shall not have been obtained;

          (ii) if the Merger shall not have been consummated on or before August 31, 1997, unless the failure to consummate the Merger is the result of a wilful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof (but in no event for more than an additional three months) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Stockholders Meeting;

          (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iv) if prior to the Effective Time, the Internal Revenue Code is amended so as to alter in any materially adverse respect any of the tax consequences prescribed by the Private Letter Ruling (or tax opinions) described in Section 6.1(d) (or (e)); or

     (c) by Acquiror if (i) the Board of Directors of the Company shall have withdrawn, or modified or changed, in a manner adverse to Acquiror, its approval or recommendation of the Merger or the other transactions contemplated by this Agreement and the Ancillary Agreements or shall have recommended another offer or proposal with respect to a Third Party Acquisition, or (ii) a Third Party Acquisition has occurred or any person shall have entered into a definitive agreement with the Company with respect to a Third Party Acquisition; or

     (d) by the Company if (i) the Company's Board of Directors shall have failed to recommend to its shareholders the approval of the transactions contemplated hereby, or shall have withdrawn, modified or changed such recommendation, in a manner permitted by the penultimate sentence of Section 4.1(n), or (ii) the Company shall have entered into an agreement with respect to a Higher Offer in a manner permitted by the penultimate sentence of Section 4.1(n).

     SECTION 7.2 EFFECT OF TERMINATION.

     (a) In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than the provisions of Section 3.2(i), Section 3.3(k),
Section 5.2(c), Section 5.6, this Section and Article VIII and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, the Reorganization Agreement, or any agreement contemplated hereby or thereby.

     (b) If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Acquiror shall return all documents and other material received from the Company or its representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Company; and

          (ii) all confidential information received by Acquiror with respect to the businesses of the Company shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

     (c) In the event that: (i) Acquiror terminates this Agreement pursuant to
Section 7.1(c), (ii) the Company terminates this Agreement pursuant to Section 7.1(d) or (iii) this Agreement shall be terminated pursuant to Section 7.1(b)(i) and, at the time of the meeting called for the approval of the Company's shareholders referred to in Section 7.1(b)(i), there shall have been made a proposal relating to a Third Party Acquisition that has become public and, within six months following such termination, the Company shall enter into a definitive agreement with respect to the sale of the Branded Business; then the Company shall promptly pay to Acquiror (by wire transfer to an account designated by the Acquiror for this purpose) an amount equal to the sum of (i) $20 million and (ii) notwithstanding the provisions of Section 5.6, the fees and expenses actually incurred by the Acquiror in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements to which the Acquiror is a party, the performance of the Acquiror's covenants herein and therein, and the transactions contemplated hereby and thereby, including, without limitation, all fees and disbursements of the Acquiror's financial advisors, legal counsel, accountants and other advisors, up to a maximum of an additional $2.5 million.

     SECTION 7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of Acquiror or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as and to the extent provided in the Reorganization Agreement, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (a) on the first business day occurring on or after the date of transmission if transmitted by facsimile (upon confirmation of receipt by journal or report generated by the facsimile machine of the party giving such notice), (b) on the first business day occurring on or after the date of delivery if delivered personally, or (c) on the first business day following the date of dispatch if dispatched by Federal Express or other next-day courier service. All notices hereunder shall be given as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to Acquiror or Merger Sub, to

         General Mills, Inc.
       Number One General Mills Boulevard
       Minneapolis, Minnesota 55426
       Attention: Siri S. Marshall

       with a copy (which shall not constitute notice) to:

       Wachtell, Lipton, Rosen & Katz
       51 West 52nd St.
       New York, New York 10019
       Attention: Steven A. Rosenblum

     (b) if to the Company, to

         Ralcorp Holdings, Inc.
        800 Market Street, Suite 2900
        St. Louis, Missouri 63101
        Attention: Robert W. Lockwood

        with a copy (which shall not constitute notice) to:

        Bryan Cave LLP
        One Metropolitan Square
        211 North Broadway, Suite 3600
        St. Louis, Missouri 63102
        Attention: William F. Seabaugh

     SECTION 8.3 CERTAIN DEFINITIONS. For purposes of this Agreement:

     (a) an "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

     (c) a "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 8.4 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Ancillary Agreements and the agreements referred to herein and therein or required to be delivered in connection with the transactions contemplated by the Ancillary Agreements constitute the entire agreement, and supersede all prior agreements (other than the Confidentiality Agreement) and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and except for the provisions of Article II, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

     SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     SECTION 8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Missouri or the State of Minnesota in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court (or if such court does not have subject matter jurisdiction, in a state court) sitting in the State of Missouri or the State of Minnesota. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING HEREUNDER.

     IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          GENERAL MILLS, INC.

                                          By:          /s/ T.J. BROWN

                                          --------------------------------------
                                          Name: T.J. Brown
                                          Title: Vice President

                                          GENERAL MILLS MISSOURI, INC.

                                          By:          /s/ T.J. BROWN

                                          --------------------------------------
                                          Name: T.J. Brown
                                          Title: Vice President

                                          RALCORP HOLDINGS, INC.

                                          By:      /s/ RICHARD A. PEARCE

                                          --------------------------------------
                                          Name: Richard A. Pearce
                                          Title: Chief Executive Officer and
                                                 President

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                      BY AND AMONG RALCORP HOLDINGS, INC.,
              GENERAL MILLS, INC. AND GENERAL MILLS MISSOURI, INC.

     This Amendment to Agreement and Plan of Merger is dated as of October 25, 1996 by and among Ralcorp Holdings, Inc., a Missouri corporation (the "Company"), General Mills, Inc., a Delaware corporation (the "Acquiror"), and General Mills Missouri, Inc., a Missouri corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub").

     WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger dated as of August 13, 1996 (the "Merger Agreement");

     WHEREAS, pursuant and subject to the terms and conditions of the Merger Agreement and the Reorganization Agreement attached thereto as Exhibit A (the "Reorganization Agreement"), which will be entered into prior to the effective time of the merger contemplated thereby, the parties hereto have agreed to consummate the following transactions: (a) certain of the assets and liabilities of the branded cereals and branded snacks business (the "Branded Business") currently operated by the Company's wholly-owned subsidiary, Ralston Foods, Inc. ("Foods"), will be contributed by Foods to a newly-formed subsidiary (the "Branded Subsidiary"); (b) all the stock of the Branded Subsidiary will be distributed by Foods to the Company; (c) all of the shares of capital stock of a Missouri corporation to be formed as a wholly-owned subsidiary of the Company and the parent of Foods ("New Holdings") will be distributed on a pro rata basis to the Company's stockholders; and (d) Merger Sub will be merged into the Company, with the Company as the surviving corporation; and

     WHEREAS, the parties desire to amend the Merger Agreement and the exhibits thereto (the "Transaction Documents") to reflect the following revised version of the transactions recited above: (a) the Company will form a wholly-owned Missouri subsidiary ("New Ralcorp"), into which Foods will be merged (the "Internal Merger"), with New Ralcorp as the surviving corporation; (b) the Branded Business will be contributed by New Ralcorp (as successor to Foods) to the Branded Subsidiary (the "Branded Contribution"); (c) all the stock of the Branded Subsidiary will be distributed by New Ralcorp to the Company; (d) all of the shares of the capital stock of New Ralcorp will be distributed on a pro rata basis to the Company's stockholders; and (d) Merger Sub will be merged into the Company, with the Company as the surviving corporation; and

     WHEREAS, these revisions are structural only and are not intended to affect the substantive rights or obligations of the parties to the Merger Agreement and the related agreements.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, the parties hereto agree as follows:

     1. Section 2.1 of the Reorganization Agreement is hereby amended in its entirety as follows:

          2.1 INTERNAL MERGER; SPINOFF TO RALCORP. Prior to the transactions contemplated by Article III, Ralcorp shall merge Foods into New Ralcorp with New Ralcorp surviving the Internal Merger. After the Internal Merger and the transactions contemplated by Article III but prior to the Distribution Date, New Ralcorp shall distribute all of the issued and outstanding shares of capital stock of the Branded Subsidiary to Ralcorp.

     2. The parties acknowledge and agree that the Internal Merger will occur prior to the Branded Contribution. The parties further acknowledge and agree that New Ralcorp will take the place of New Holdings and, after the Internal Merger, Foods in the transactions contemplated by the Merger Agreement and the Ancillary Agreements (as defined in the Reorganization Agreement). Accordingly, the parties hereby agree that each of the Merger Agreement and the Ancillary Agreements is hereby amended to (a) substitute New Ralcorp for New Holdings in each instance, and (b) substitute New Ralcorp for Foods in each instance to the extent the context refers to Foods after the Internal Merger.

     3. The parties agree that, prior to their execution, the Ancillary Agreements will be revised to reflect the foregoing amendments and will be executed and delivered, as so revised, at the Closing.

     4. Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          GENERAL MILLS, INC.

                                          By:         /s/ T. J. BROWN
                                            ------------------------------------
                                            Name: T. J. Brown
                                            Title: Vice President

                                          GENERAL MILLS MISSOURI, INC.

                                          By:         /s/ T. J. BROWN
                                            ------------------------------------
                                            Name: T. J. Brown
                                            Title: Vice President

                                          RALCORP HOLDINGS, INC.

                                          By:       /s/ J.R. MICHELETTO
                                            ------------------------------------
                                            Name: J.R. Micheletto
                                            Title: Chief Executive Officer and
                                                   President